Exhibit 99.02

Five9 CEO Mike Burkland To Join Vocera Board of Directors

SAN JOSE, Calif., April 28, 2016 (GLOBE NEWSWIRE) — Vocera Communications, Inc. (NYSE:VCRA), the leading healthcare communications company, today announced that Mike Burkland, president and CEO of Five9, will join Vocera’s board of directors effective June 1, 2016.

Burkland joined Five9 as president and CEO in January 2008. Since then, he has built a company that has experienced rapid growth, making Five9 one of the largest and fastest growing providers of cloud-based contact center software. Mike has been responsible for the company’s strategic direction, financial success, and operational excellence.

“We were looking for someone who has successfully charted the path of rapid growth as a public company, and we are delighted to have identified such an outstanding individual. I’m confident that Mike is going to make an important and positive impact on our company,” said Brent Lang, president and CEO of Vocera. “With a long history of building enterprise software and cloud-based companies, I think Mike’s background will greatly benefit Vocera and our next generation of solutions.”

“I believe Vocera’s goals of improving care team communication and collaboration to improve operational excellence and elevate patient and staff experience are critical in today’s competitive healthcare environment,” said Burkland. “I’m honored to join the board of directors and help Vocera continue growing and making a difference in care delivery.”

Burkland will take the place of departing board member Hany M. Nada, who joined the Vocera board in May 2003 and has served on the Audit Committee since July 2004. Nada played a pivotal role on the board as the company transformed from a startup to a publicly-traded corporation. It was previously announced that Nada, who has served on the board for more than 13 years, is retiring from his board role on June 1.

“Hany’s contributions to Vocera have been invaluable,” said Lang. “On behalf of the board and the entire company, I want to thank him for providing us with strong leadership and valuable industry perspectives throughout his tenure on the board.”

About Vocera

Vocera Communications, Inc. offers the most robust clinical communications system in healthcare. Installed in more than 1,300 organizations worldwide, Vocera delivers secure, integrated and intelligent communication solutions that enable care teams to collaborate more efficiently by delivering the right information, to the right person, on the right device, in the right location, at the right time. Vocera solutions provide hands-free voice communication, secure text messaging, patient engagement tools, and integrated clinical workflow with EHRs, nurse call systems and physiological monitors. These solutions help improve operational efficiency, quality of care, safety and satisfaction across the continuum of care. In addition to technology solutions, Vocera drives thought leadership and new standards in care to elevate patient, family, nurse and physician experiences via the company’s research collaborative, the Experience Innovation Network. Vocera is headquartered in San Jose, California, with offices in San Francisco, Tennessee, Canada, India, United Arab Emirates and the United Kingdom. For more information, visit www.vocera.com and @VoceraComm on Twitter.

The Vocera logo is a trademark of Vocera Communications, Inc. Vocera® is a trademark of Vocera Communications, Inc. registered in the United States and other jurisdictions. All other trademarks appearing in this release are the property of their respective owners.

CONTACT:

Media:

Jessica Donnelly

Edelman

323-202-1051

VoceraTeam@edelman.com